UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 28, 2015

Otonomy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36591	26-2590070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6275 Nancy Ridge Drive, Suite 100

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 242-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On April 28, 2015, the Company’s Board of Directors (the “Board”) increased the size of the Board from eight to nine directors and elected George J. Morrow to the Board. Mr. Morrow will serve as a Class I director, with a term expiring at the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”). Mr. Morrow will also serve as a member of the compensation committee of the Board. The Board appointed Mr. Morrow on the unanimous recommendation of the Company’s corporate governance and nominating committee.

Mr. Morrow previously served as a consultant to Amgen Inc., a global biotechnology company, from February 2011 until January 2013. From 2003 until his retirement in February 2011, he was the Executive Vice President, Global Commercial Operations at Amgen Inc., where he also served as Executive Vice President of Worldwide Sales and Marketing between 2001 and 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including President and Chief Executive Officer of Glaxo Wellcome Inc. From 1981 to 1992, he served in various positions at Merck & Co., Inc., a pharmaceutical company, last serving as Vice President, Marketing. Mr. Morrow currently serves on the board of directors of public companies Align Technology, Inc., a medical device company, and Vical Incorporated, a developer of biopharmaceutical products. Mr. Morrow served on the board of directors of Safeway Inc., a food and drug retailer, from May 2013 to February 2015, when it was acquired by an investor group led by Cerberus Capital Management, L.P. He also served on the board of directors of Human Genome Sciences, Inc., a public biopharmaceutical development company, from March 2011 to August 2012, when it was acquired by GlaxoSmithKline plc. Mr. Morrow received a Bachelor’s degree in chemistry from Southampton College, Long Island University, a Master’s degree in biochemistry from Bryn Mawr College and an MBA from Duke University’s Fuqua School of Business.

In accordance with Company policy, Mr. Morrow will receive annual cash compensation of $35,000 for his services as a member of the Board and an additional $5,000 per year for service as a compensation committee member, each payable quarterly in arrears on a prorated basis, and on April 28, 2015, Mr. Morrow was automatically granted an option to purchase 25,000 shares of common stock, which shall vest as to one-third of the shares subject thereto on each anniversary of the award’s grant date, provided that he remains a service provider through the applicable vesting date. Beginning with the Company’s annual meeting of stockholders in 2016, Mr. Morrow will be eligible for equity awards on the same terms as other continuing non-employee members of the Board. Currently, Company policy provides that on the date of each annual meeting of stockholders, each non-employee director who has been a director for three months or more on the date of the annual meeting will automatically be granted an option to purchase 15,000 shares of common stock. Each annual option award will vest fully on the date of the next annual meeting of stockholders held after the date of grant, provided that such director remains a service provider through the applicable vesting date. The Company will also reimburse Mr. Morrow for all expenses associated with attending meetings of the Board and committees.

Mr. Morrow executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-197365) filed with the Securities and Exchange Commission on August 1, 2014, and is incorporated herein in its entirety by reference.

There is no arrangement or understanding between Mr. Morrow and any other persons pursuant to which Mr. Morrow was elected as a director. In addition, Mr. Morrow is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On April 30, 2015, the Company issued a press release announcing Mr. Morrow’s appointment as a director. The press release is attached hereto as Exhibit 99.1.

Realignment of Classes of the Board of Directors

As disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2015 (the “Proxy Statement”) in connection with the Annual Meeting, Brian Dovey and John P. McKearn, Ph.D. were not nominated for reelection as Class I directors of the Board.

In connection with the appointment of Mr. Morrow as a Class I director and the filing of the Proxy Statement, the Board approved a process to realign its members, such that following the Annual Meeting, the Board will be divided into three classes as nearly equal in size as is practicable, as required by the Company’s certificate of incorporation. To comply with these requirements of the certificate of incorporation, on April 28, 2015, David A. Weber, Ph.D. resigned as a Class III director effective immediately prior to the Annual Meeting and the Board authorized the appointment of Dr. Weber as a Class I director of the Board, to be effective immediately after the effectiveness of his resignation and prior to the Annual Meeting. As disclosed in the Proxy Statement, the Board nominated Mr. Morrow and Dr. Weber as Class I directors for election at the Annual Meeting and, effective immediately prior to the Annual Meeting, set the number of authorized directors at seven (7), consisting of two (2) Class I directors, three (3) Class II directors and two (2) Class III directors. The Company and Dr. Weber did not enter into any new plan, contract, arrangement or compensatory plan in connection with Dr. Weber’s resignation and reappointment.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTONOMY, INC.

Date: April 30, 2015	By:	/s/ Paul E. Cayer
Paul E. Cayer Chief Financial and Business Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated April 30, 2015.